Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No.: 333-172366

WFRBS COMMERCIAL MORTGAGE TRUST 2011-C5 - PUBLIC NEW ISSUE $763.8MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS
CO-MANAGERS: CITIGROUP, GOLDMAN, SACHS & CO

OFFERED CERTIFICATES - PUBLIC
CLASS        F/MDYs     SIZE($MM) WAL(YRS) C/E   CUM LTV NOI DY
A-1    AAA(sf)/Aaa(sf)    66.527   2.45  30.000%  43.5%  16.0%
A-2    AAA(sf)/Aaa(sf)   118.410   4.75  30.000%  43.5%  16.0%
A-3    AAA(sf)/Aaa(sf)   107.908   7.42  30.000%  43.5%  16.0%
A-4    AAA(sf)/Aaa(sf)   470.955   9.72  30.000%  43.5%  16.0%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
A-S    AAA(sf)/Aaa(sf)    85.928   9.81  22.125%  48.4%  14.4%
B       AA(sf)/Aa2(sf)    54.557   9.86  17.125%  51.5%  13.5%
C        A(sf)/A2(sf)     40.918   9.90  13.375%  53.8%  12.9%
D     BBB+(sf)/Baa1(sf)   25.915   9.90  11.000%  55.3%  12.6%
E     BBB-(sf)/Baa3(sf)   49.101   9.92   6.500%  58.1%  12.0%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:       $1.091B
NUMBER OF LOANS:            75
NUMBER OF PROPERTIES:       98
WA CUT-OFF LTV:             63.0%
WA BALLOON LTV:             53.8%
WA U/W DSCR:                1.47x
WA U/W NOI DEBT YIELD:      11.2%
WA MORTGAGE RATE:           5.744%
TOP TEN LOANS %:            57.0%
WA TERM TO MATURITY (MOS):  110
WA AMORTIZATION TERM (MOS): 343
WA SEASONING (MOS):         2

LOAN SELLERS:  RBS (67.9%), WFB (14.0%), BASIS (8.1%), C-III (5.1%), GE (4.9%)

TOP 5 PROPERTY TYPES: RETAIL (46.0%), HOSPITALITY (12.5%), OFFICE (12.0%), MIXED USE (9.0%), SELF STORAGE (7.7%)

TOP 5 STATES:  TX (35.3%), CA (11.1%), NY (9.4%), MI (6.4%), NC (5.0%)

MASTER SERVICER:  WELLS FARGO BANK
SPECIAL SERVICER: MIDLAND LOAN SERVICES
SUBORDINATE CLASS REP: RIALTO CAPITAL

DOCUMENTS & TIMING
PRELIM FREE WRITING PROSPECTUS, ANNEX A-1, TERM SHEET:   ATTACHED
PRESALE REPORTS:          Wed, 10/26
ANTICIPATED PRICING:      Late next week
ANTICIPATED SETTLEMENT:   November 22, 2011

ROADSHOW

 HARTFORD, BREAKFAST:     THUR, 10/27 @
 BOSTON, LUNCH:           THUR, 10/27 @ 12:00PM, LANGHAM

 MINNEAPOLIS, BREAKFAST:  FRI,  10/28 @ 7:30AM, GRAND HOTEL
 CHICAGO, LUNCH:          FRI,  10/28 @ 1:30PM, WELLS FARGO OFFICE

GLOBAL INVESTOR CALL
DATE:                     WED, 10/26
TIME:
US DIAL-IN:
INTERNATIONAL DIAL-IN:
PASSCODE:

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-172366) for this offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1‑800‑745‑2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.